Exhibit 99.1

Event ID:   2490368
Culture:   en-US
Event Name: Sigma Designs, Inc. to Acquire CopperGate Communications Ltd.
Event Date: 2009-10-13T12:30:00 UTC

C: Tom Gay; Sigma Designs, Inc.; CFO
C: Thinh Tran; Sigma Designs, Inc.; Co-founder, Chairman, CEO
C: Gabi Hilevitz; CopperGate Communications Ltd.; CEO
C: Ken Lowe; Sigma Designs, Inc.; VP, Business Development & Strategic Marketing
P: John Vinh; Collins Stewart; Analyst
P: Uche Orji; UBS; Analyst
P: Sukhi Nagesh; Deutsche Bank; Analyst
P: Hamed Khorsand; BWS Financial; Analyst
P: Gary Mobley; Noble Financial Group; Analyst
P: Lauren Stoller; Lazard Capital Markets; Analyst
P: Operator;;

+++ presentation
Operator: Good day, ladies and gentlemen, and welcome to the Sigma Designs, Inc. to acquire CopperGate Communications Limited conference call. My name is Lauren and I'll be your coordinator for today. At this time all participants are in a listen-only mode. We will conduct a question-and-answer session towards the end of this conference. (Operator Instructions). At this time I'd like to turn the call over to Mr. Tom Gay, CFO of Sigma Designs.

Tom Gay: Thank you, Lauren, and good morning, everyone. Participating in our call today will be Thinh Tran, Sigma's Chairman and CEO; Ken Lowe, Sigma's Vice President of Strategic Marketing; and Gabi Hilevitz, CEO of CopperGate.

Please note that the press release regarding this morning's announcement was disseminated at 8 a.m. Eastern Daylight Savings Time this morning. If you did not receive a copy it can be downloaded from the investor section of our website, www.sigmadesigns.com, where you can also find a copy of the investor presentation we will be using in today's call.

Today's agenda will begin with my brief introduction, an overview by Thinh, some background on CopperGate from Gabi, market and technology remarks from Ken, a brief description of CopperGate's executive team by Gabi, a financial review by me and finally, some summary remarks by Thinh. We will then open the call to questions from analysts and institutional investors. We expect to conclude the call within one hour.

Before we begin the presentation I would like to point out that during the course of this conference call we will be making forward-looking statements that are based on certain assumptions and expectations of future events that are subject to a number of uncertainties and actual results may differ materially.

Except for the historical information set forth herein, the matters set forth in this presentation, including without limitation, statements regarding the anticipated benefits for Sigma and from the acquisition of CopperGate including future financial and operating results and Sigma's plans, objectives, expectations and intentions are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially including, but not limited to -- the risk that the transaction will not close when anticipated or at all; difficulties in the integration of acquired businesses; the risk that the benefits from the transaction may not be fully realized or may take longer to realize than expected or that the transaction will not be accretive to Sigma's earnings; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; competition and its effect on pricing; third-party relationships and revenues and the risks detailed in Sigma's quarterly reports on Form 10-Q for the quarter ended August 1, 2009 as filed with the SEC and in other reports filed with the SEC by Sigma from time to time.

These forward-looking statements speak only as of the date hereof. Sigma disclaims any obligation to update these forward-looking statements. I would also like to remind everybody that this call is being recorded and that a replay will be available through the investor section of Sigma's website for one week from today and that a transcription of this presentation will be made and filed with the SEC when available. Now I would like to turn the call over to Thinh to talk more about the transaction.

Thinh Tran: Thanks, Tom. I would like to start by thanking all of you for joining us today. I'm pleased to announce that Sigma Designs and CopperGate have signed a definitive agreement in which Sigma will acquire CopperGate in a stock and cash transaction with an agreed-upon value of $160 million net of CopperGate cash at the closing of the transaction.

The estimated amount of cash to be paid by Sigma to CopperGate on the closing date is $92 million, plus the amount of cash and cash equivalents estimated to be held by CopperGate at the closing, net of CopperGate transaction expense and debt outstanding at the closing.

As of September 30, 2009 CopperGate had cash and cash equivalents of approximately $24.4 million and no debt outstanding. In addition, Sigma will issue shares of its common stock to CopperGate shareholders estimated at the time of signing to equal to approximately 4 million shares and also assume unvested options that would be exercisable for approximately 500,000 Sigma shares.

Sigma has also agreed to pay up to an aggregate of $5 million in cash to specified CopperGate employees, provided that the eligible employee remains employed by Sigma and certain milestones are achieved. We expect the transaction to close subject to customary closing conditions within 45 to 60 days.

We believe that the marriage of CopperGate and Sigma provides substantial benefits to our existing business while positioning our combined company to offer superior value solutions for the future. Supporting this belief are five specific advantages:

First, we will form a world-class provider of integrated network home entertainment chipset solution. Our companies currently provide a leading component for the IPTV market. Moreover, we encompass the range of technologies required to fully compete for the next-generation solution on a broader scale.

Second, our technologies combine to a highly complementary platform, a platform that can enable fully integrated system-on-chip solutions with media processing, content security and content distribution over home networks.

Third, we achieve a strengthened position with our key customers. Through consolidation, our customers benefit from a larger and more stable organization, a unified operation and support structure, and the promise of future integration with potential cost savings. Additionally, it allows us to cross-sell each other's products to customers that are not currently buying from both companies.

Fourth, combining forces enables us to unlock significant integration and cost synergies. The synergies include improved design methodologies, higher integration and increased production volumes all combining to yield a better competitive position.

Finally, CopperGate provides Sigma with a highly capable and proven team, a team that has developed industry-leading home networking technologies, who was instrumental in creating global standards, penetrated top-tier customers and successfully built a profitable company.

We would now like to step back and present a quick overview of our two companies.

Sigma is a leading provider of highly integrated system-on-chip, or SoC, solutions that have been successfully delivered to the world’s leading manufacturers of set-top boxes and consumer entertainment products.

We have developed four leading product lines:
-Our media processor solution has achieved numerous industry firsts and currently holds a commanding lead in the IPTV set-top box market.
-Our video processors enable studio-quality output for a wide range of consumer and prosumer products.
-Our connected home technology devices utilize ultra-wideband connectivity for high bandwidth AV solutions.
-Our Z-Wave brand wireless home control device provides popular solution for remote security and energy management.

Through these product lines, we have built an organization of 354 employees and achieved revenues of $197 million in the last four fiscal quarters.

CopperGate, on the other hand, is a leading provider of silicon-based modem solutions that have been successfully delivered to the world's leading manufacturers of set-top box and networking equipment. They have been operating for over nine years and have thus far developed two leading product lines:

-The HomePNA solution provides the only commercially available device based on an open ITU standard which delivers IP content across existing coax cable and phone wire.
-The home HomePlug AV chipset is the latest generation of powerline technology that provides a cost effective high performance solution for triple-play home service over existing power lines.

Additionally, CopperGate is a leading proponent and developer of the ITU G.hn standard with industry-leading devices expected to be available next year. Through these product lines they have built an organization of 127 employees and achieved revenue of nearly $69 million in the last four fiscal quarters.

Now I would like to turn the call over to Gabi to talk more about CopperGate. Gabi has served as CopperGate's CEO over the past eight years and has led CopperGate to its current level of success. Gabi?

Gabi Hilevitz: Thank you, Thinh. Now I would like to provide you with a broader look at CopperGate on a standalone basis:

CopperGate's silicon modem solutions are widely deployed by some of the world's largest service providers and enable the delivery of high definition TV, Voice over IP, and fast Internet services throughout the home. This is what we call today Triple-Play services. Our primary market opportunity has been the telco IPTV market, which has blossomed to 26 million subscribers last year with expectations of reaching approximately 155 million homes by the end of 2013. Additionally, we have developed substantial penetration into the MDU market which demands a low cost solution for delivering Ethernet over coax for high density housing and apartment buildings.  We are pursuing these opportunities through three different technologies, each based on industry standards that deliver high-bandwidth home networking with a compelling benefit of a “no–new-wires” philosophy.

The HomePNA standard, which is designed to provide up to 200 megabits per second throughput over existing coax or phone lines, is the basis for video services delivery in nearly 2 million homes today.  The HomePlug AV standard, which is designed to provide up to 110 megabits per second throughput over power lines, is the latest generation from the HomePlug power line alliance. G.hn is the next-generation ITU standard, which is designed to provide up to 700 megabits per second over coax, phone or power lines.

As a result of intense R&D activity over the past nine years, CopperGate has developed 12 granted, one allowed and 20 pending core patents in protection of this technology. Since 2005, we have introduced three generations of HomePNA chips as well as the recent launch of our first generation HomePlug AV chip.  As a result CopperGate has been able to uniquely serve several applications by delivering on the promise of guaranteed bandwidth and quality of service, simple integration and, finally, and most important, low cost. To date, our products and their differential value proposition has resulted in over 12 million ICs shipped.

Please flip to the next slide. CopperGate is widely known and respected in the IPTV and home networking markets as the leading supplier of HomePNA devices.  Since 2005, we have successfully deployed our HomePNA solutions at over 30 service providers through a broad ecosystem of OEM customers.

These OEM customers include leading suppliers for many product classes including:
-IP set-top boxes such as those coming from Motorola and Cisco;
-Residential gateways such as those manufactured by 2Wire, D-Link and Motorola; -Ethernet bridges from Cisco and Cameo;
-Intelligent network interface devices such as those from 2Wire and Alcatel;
-Test equipment such as Sunrise and JDSU; and
-MDU access equipment as those from Cisco and Accton.

Now I would like to turn the call over to Ken to discuss the market technology and our synergies.

Ken Lowe: Thank you, Gabi. The tremendous growth of broadband delivery around the world has ushered in an era where a large portion of the entertainment content is now in the cloud. This has in turn brought opportunities for a wide array of products and services to be sold into the home.

One of the first and largest of these segments is home networking. The first wave of home networking followed demand to deliver Internet data throughout the home. The second wave of demand is to deliver audio/video media throughout the home. This second wave is currently estimated at 55 million households worldwide and is on course to reach 144 million households by the year 2013.

One of the later segments to arrive has been telco IPTV services, which leverage increasing broadband speeds to provide video services over the Internet. This market took off in earnest about three years ago and is currently shipping 25 million set-top boxes in a year and is on course to reach 49 million set-top boxes to be shipped by 2012.

Moving beyond IPTV we see an era where multimedia and home networking converge, forming a more pervasive market for connected home entertainment. This market encompasses nearly all forms of future consumer entertainment products including televisions, Blu-Ray players and digital media adapters. Combined, these markets establish a strong foundation of worldwide demand for the products developed by CopperGate and provide a framework of clear synergy for the future.

As we take a look at the leading provider of network home entertainment solutions on the next slide, Sigma and CopperGate currently provide leading components for the IPTV market. Our combined technologies will enable us to compete for the next-generation solutions on a broader scale that includes many types of product classes and carriers.

By combining forces we're able to launch a more comprehensive set of solutions, capitalize on a broader market opportunity, and compete at a higher level with rivals such as Broadcom, Intel and ST Micro. These solutions start with our mutual position in IPTV set-top boxes products and expand outward to include the wide array of living room entertainment equipment, whole home DVR delivery, wireless access points, networked storage and more.

Over the long term, utilizing the complete range of media processing, content security and entertainment networking technologies, Sigma is striving to become a one-stop shop for most forms of networked home entertainment delivery solutions.

On a more detailed level, Sigma and CopperGate each bring substantial technologies that will form key building blocks for future generations of integrated SoC solutions aimed at the set-top box market. To further understand the media delivery capabilities offered by this technology combination, let's take a look under the hood of a triple play set-top box or a customer premise equipment platform.

Currently, our products are typically found alongside each other in IPTV set-top boxes, especially those deployed in North America. Media content can be distributed throughout the home using coax, phone or powerline signals which form the network input to the set-top box. CopperGate chips receive transmission across any of these physical layer interfaces and process the incoming signal to separate the voice, video and data streams.

Sigma chips then take in the video streams and further provide the decryption, high-definition decoding and output of the final audio/video signals to the television. Together, we benefit from an increased value proposition to our key customers and the potential to increase the average revenue per set-top box deployed.

Sigma, as the leader in IPTV media processors, brings a wide range of proven technologies including high-definition video decoding for the latest standards, content security systems, on-chip CPU complex and advanced power management.

CopperGate, as the leader in no–new-wires home networking solutions, brings well proven technology that enables high bandwidth home media networks over existing coax, phone and powerline wires.

Together, these core capabilities can be combined into a single integrated platform that positions Sigma as the leading solutions provider for IPTV, hybrid IP cable and emerging networked entertainment deployments worldwide.

Looking more closely at our combined customer mix, it becomes apparent that the anticipated benefits for Sigma exist at multiple levels:

Through our mutual customers we gain a strengthened position by providing more of their key technologies, which increases their share of mind on Sigma and our share of their bill of materials.  Additionally, selling Sigma products to CopperGate only customers and vice versa we gain a broader customer base which increases our served markets and decreases our demand risk.

From an operational standpoint, combining forces we expect to unlock significant integration and cost synergies.  First is our ability to leverage our efficient ASIC-based design methodologies across the line of CopperGate products. Moving to a customized layout under a customer-owned-tooling model is expected to lead to significant cost savings as well as opening up the possibility for greater integration.

Second is our ability to utilize the CopperGate technologies as cores for future highly integrated SoC chipsets. In the future, we expect this will lead to significant competitive advantages due to functional improvements, lower costs, lower power and a smaller implementation footprint and, most importantly, our competitive advantage in providing networked home entertainment on a single chip.

Third is our ability to leverage our operational size and volume manufacturing to the benefit of all products. This is expected to lead to a unified supply chain with lower unit costs and shared R&D resources in various areas for lowering operating costs including our in-house analog/RF capabilities.

While we've discussed our technology, products and synergies, we're most excited about the CopperGate team that joined Sigma and now I'd like to pass the call back to Gabi to give us an overview of his team.

Gabi Hilevitz: Thank you, Ken.  I believe that CopperGate indeed provides Sigma with a highly capable team of engineers, researchers and business executives who are responsible for the development of the leading home networking technology, penetrated the top-tier customers and successfully built a profitable company.

David Baum, co-founder of CopperGate, leads our worldwide marketing. Prior to founding CopperGate, David worked at Orckit Communications where he was instrumental in the development of the industry first DSL chips and products.

Rami Verbin, our Chief Technology Officer, brings with him 24 years of experience in broadband networking and telecommunications systems. Before joining CopperGate, Rami held numerous R&D management positions at ST Microelectronics and Orckit.

Tsach Shwartz is our VP of R&D. Prior to joining CopperGate, Tsach was VP of R&D at Alvarion where he led the development of the companys’ WiMax solutions with a team of 200 engineers worldwide. Prior to that, Tsach served in a commanding R&D position of an elite IDF unit.

As far as myself, I have been serving as CEO of CopperGate for the last eight years and consider this as the most exciting period of my professional career. Prior to CopperGate, I spent 11 years with DSPC and Intel in a wide range of general management, sales, marketing and technical roles. At Intel I co-managed the Cellular Communications Division Design Engineering Group where I was responsible for all product development activities including chips, software and systems.

On behalf of the CopperGate team, I would like to express how excited we are to be joining Sigma. And now I'd like to pass the call back to Tom to give us a financial overview.

Tom Gay: Thank you, Gabi. First, I'd like to provide some comments on a few administrative and financial aspects of today's announced acquisition of CopperGate. We anticipate the transaction will close in November, the first month of our fourth fiscal quarter following customary closing conditions. Since CopperGate is a private company, its financial details have not been available to the public. I will provide some data to help investors understand the level of impact that this acquisition will have on Sigma's financial statements.

First of all is CopperGate's revenue which averaged $17 million per quarter in the most recent four fiscal quarters. The gross margin averaged 56% over that period. For their quarterly operating expenses, R&D expense averaged $4 million, sales and marketing expense $1.7 million, and general and administrative expense $0.4 million. All the expenses have been trending upward over that time period as their business has grown.  Included in those operating expenses is share based compensation of approximately $400,000 per quarter. We will also be assuming all unvested stock options which will become exercisable for approximately 500,000 Sigma shares.

In the area of financial synergies, we will be focusing on leveraging our combined revenue opportunities as well as looking for ways to make CopperGate's manufacturing methods more cost effective for future products through the use of our greater purchasing power and expertise in working directly with manufacturers rather than through turnkey manufacturing service providers.

Current projections show that this acquisition will be accretive in the first half of calendar 2010 with an increase in earnings-per-share above 10%. We do want to remind our shareholders of one particular accounting rule for an acquisition such as this that will affect our gross margins on revenues from products acquired in the purchase. The rules require that we value all inventory on CopperGate's balance sheet as of the acquisition date at its expected selling price. For this reason, when we recognize revenue from the sale of those parts there will be no gross margin contribution.

CopperGate's inventory is generally about one quarter's supply, so we expect that the negative effect on our combined gross margin will be minimal within six months after the transaction is completed. We will be reporting the estimated amount of this adjustment in our non-GAAP disclosures. We have also taken a look at the potential effect on our income tax provision rate and do not expect a material change to our current rate of approximately 10% of net earnings before tax.

As you know, we are three weeks from the end of our third fiscal quarter. While we do not have enough concrete information at this time to predict the final outcome of this quarter, we have experienced a challenging market environment in the first two months of the quarter. Because our quarter is still unfolding, we do not feel it's appropriate to comment firmly on our performance, but we do want to let you know that we experienced a slowdown in demand over the first two months. I will now turn the call back to Thinh for a summary of this presentation.

Thinh Tran: Thanks, Tom. At this point I would like to summarize our overall feelings on this acquisition. From Sigma's perspective, we believe that:
-The acquisition of CopperGate provides substantial benefits to our existing business while positioning our combined company to offer superior value solutions for the future.
-It will enhance the breadth of our technology so that we can become a world-class provider of complete home entertainment chipset solutions for all forms of media processing and communication.
Our technologies are synergistic and combine into a highly complementary platform that makes us more competitive and saves us cost.
-It will also lead to a stronger position to our key customers and partners that will serve to increase the barriers to entry for new arrivals, and finally,
-It will open up new market opportunities that are consumer driven to more network home entertainment solutions in the future.

Thank you for your attention. We would like now to open the call for questions.

+++ q-and-a
Operator: (OPERATOR INSTRUCTIONS). John Vinh, Collins Stewart.

John Vinh: Hi, good morning. First question is: I was wondering if you could clarify what the ASPs on a CopperGate chip are? And also, if you could also just clarify just the average content per deployment at AT&T? It sounds like you get a chip per set-top box and there's another chip that goes into the home gateway. If you could clarify that, that would be great.

Gabi Hilevitz: This is Gabi. That’s a question best handed to me. I will start with the second half. So with three televisions in the typical American home, we are selling four chips per home, three chips going into three set-top boxes, one next to each television, one into the gateway and in chipsets of course. And answering the first question, the average ASP, depending of course on quantities that customers are buying from us is around $10 plus or minus.

John Vinh: Great. And then a second question related to that is: Roughly what percentage of the CopperGate revenues are driven by AT&T at this point?

Gabi Hilevitz: At this point CopperGate's revenue percentage of the AT&T business in CopperGate's revenue is about 80% going down with the introduction of our new product lines like HomePlug AV and with the growing interest in MDU and MDU markets, this is happening quarter by quarter.

John Vinh: Great. And at this point, do you guys have a sense of what the potential integration timeframe would be to integrate the HPNA chips into the media processor? And also, does this transaction give you any sort of ability to kind of prevent or preempt Broadcom from following you down that same path? Is there anything in terms of your technology or your exclusivity with the CopperGate chip that would prevent Broadcom firm also looking to integrate HPNA going forward?

Gabi Hilevitz: Ken, would you like to answer this question, please?

Ken Lowe: Yes, John, we'll take that. Yes, it's a very good question and we definitely recognize the strategic importance of the integration and that's going to be one of our first focuses in taking a look at an overall project to combine and produce the synergy from these two technologies. But at this point in time we haven't established a timeline on that and so we'll defer that until we've got a strategic plan in place for that project.

John Vinh: What about competitive barriers?

Ken Lowe: In what sense, John?

John Vinh: Does this prevent Broadcom from also integrating HPNA or impact their timeline or their ability to integrate HPNA?

Ken Lowe: Well, I think it definitely puts us in a position where we can have a very streamlined integration effort due to the fact that CopperGate has field proven HPNA technology, bringing that together with our core puts us in a very, very easy position to pull this together.  I think if you're Broadcom or anybody else, you first have to develop and prove out that HPNA technology which is nontrivial.

John Vinh: Okay, and the last question for me is on the softness in the quarter, can you guys provide us with maybe a little bit more color in terms of where are you seeing the softness? Is it Microsoft deployments, is it Linux, is it geographic, is it just broad-based? If you could provide some more color on that, that would be great.

Tom Gay: It's across the board that we're getting this sense of softness and I don't really have a clear picture at this time.

John Vinh: Okay, thank you.

Operator: Uche Orji, UBS.

Uche Orji: Thank you very much. Thinh, when you were discussing the synergies you talked about manufacturing synergies and also R&D. Can you just expand a little bit on that? First of all on the manufacturing know-how, where are you in terms of who you use for foundries, what are the differences in your manufacturing nodes and can you talk a little bit more about and just expand on that comment about manufacturing synergies?

And then secondly, also following on from the question about competitive advantage that you have when you combine this, is there anything by way of software that you think having included on a SoC gives you an edge over other players?

And then finally, just one third question in terms of CopperGate's business, can you talk about any potential competitors in that business area that could serve as opportunities for your other competitors like Broadcom to acquire and become a bigger threat to you? So those are my questions. Thank you.

Thinh Tran: Let me take the first two and then Gabi can answer the last part of your question. In terms of combining manufacturing, I think first thing of course by combining volume we're going to have a much better negotiation position with the foundries and leverage the buying power of both companies.

Secondly, currently CopperGate still uses ASIC models and we think in combining forces with Sigma we will be able to work directly with the foundries and really help bring down the cost that way. Also, by combining the two R&D teams with CopperGate, very good in developing baseband, the Sigma team can develop all the RF and AFP technologies, I think the combination of the two will be very tremendous.

So those are the areas that we think the synergies will come from: Combining R&D, combining purchasing power, use the latest manufacturing technologies to help bring down the cost. So those are the key. Maybe Gabi, can you take over the question of competition and potential competition?

Gabi Hilevitz: Sure. I think that CopperGate today, and this was presented, is probably the only company in the world that masters all types of media-based and wireline media-based home networking technology; coax, twisted pair, and powerline. And therefore I think we are the company that is best positioned to provide any type of wire-based home networking technology that no other company can really compete with in the short-term.

As far as HomePNA, we've been the sole supplier of HomePNA for a few years already and introduced already three generations of chipsets. I think we are well ahead of anybody else who is trying to develop now a HomePNA technology from scratch. The advancements that we have introduced in our product create a clear differentiation between whoever is going to just simply develop the HomePNA according to open standard.

As far as G.hn, as I pointed out, being a company with an established experience in coax, twisted pair and powerline, we are probably the company that is in the best position to take leadership in that area as well, ahead of any other companies that try to penetrate this area.

Uche Orji: That's helpful. Thank you very much.

Operator: Sukhi Nagesh, Deutsche Bank.

Sukhi Nagesh: Thanks. A couple of questions I have here. Could you just give us an indication of what the growth rate, at least revenue growth rate, has been for CopperGate in the past year or so and how we should be looking at it from a sales growth perspective moving forward for next year?

Tom Gay: We're not prepared to give any projections going forward at this point. But their growth has been dramatic from a few years ago to the level that we talked about being average in the last four fiscal quarters. It's probably a year and a half ago they were running about $10 million per quarter and now averaging $17 million.

Sukhi Nagesh: Okay, thanks Tom. Just following up a little bit, the numbers you laid out here in terms of their margin structure for CopperGate seems pretty attractive right off the bat here. So if you were to, on a pro forma basis at least, if not accounting for the inventory issue that you pointed out to, is it reasonable to assume that on a pro forma basis at least this acquisition will be accretive right off the bat starting in January quarter?

Tom Gay: That is our sense of it at this point, but integration does take a little time and we do not expect to be cutting any expenses. We feel that the CopperGate team is a very strong one as it stands right now. So our synergies will be the natural ones of added abilities and capabilities.

Sukhi Nagesh: Okay, great. And then one last question I had -- Gabi, I think this is for you. On the HomePlug AV side of things, how do you compare yourself to your competitors there, at least on the HomePlug AV side? I mean, I think there was another company recently that got acquired by Atheros, in particular just trying to find out how you guys stack up against the competition out there in HomePlug. Thank you.

Gabi Hilevitz: Well, as far as HomePlug AV, coming as a second in line, we had no other choice than develop a superior product compared to our competitors and indeed, as you indicated, Intellon is the one which was acquired by Atheros recently, was the leading supplier of HomePlug AV for a few years and a powerline company for many years.

But once CopperGate has leveraged its experience in IPTV market and this being one of the targets for our market, we have introduced in our product certain features and functions that are so important for service providers that we believe that will position our product in a very competitive position. Given of course that our product will be also superior in some performance aspects, I think that we have a very good chance to carve out a significant market share from the HomePlug market in general.

Operator: Hamed Khorsand, BWS Financial.

Hamed Khorsand: Good morning. I just had a couple of questions here. The first one is the timeline for HPNA development suggests that HPNA will run into competition to MoCA. What are your plans for such competition given that MoCA has an edge since it was always made for use over coax?

Gabi Hilevitz: This is Gabi. I think that this is again a question for me. I think MoCA and HomePNA were in competition for the IPTV market segment in the very beginning. And I must say that except for Verizon where MoCA has been selected as the technology, and given the fact that Verizon is not really deploying IPTV, I wouldn't even take that into consideration as an IPTV-based solution, all the other markets, especially in North America at this point, all other service providers that are deploying IP television and embark on a no-new-wires distribution inside a home are selecting HomePNA. So the market has made its decision, the IPTV market has made its decision and is preferring HomePNA over MoCA. In some other segments, maybe the situation is different.

Hamed Khorsand: Okay. Is CopperGate suffering the same sluggishness in revenue growth as Sigma has this year?

Gabi Hilevitz: Not necessarily. We are not on the same path exactly as far as the supply chain. We also have some other customers that are not necessarily IPTV driven and, therefore, our performance may be slightly different than the Sigma performance.

Hamed Khorsand: Was there sequential growth at CopperGate this past quarter?

Gabi Hilevitz: We are not giving, at this point, any numbers out.

Hamed Khorsand: Okay. And then lastly, will there be any changes to headcount and operations since CopperGate is in Israel and Sigma is in California?

Tom Gay: Actually, we do not intend to have any adjustments to headcount. We feel that CopperGate has been a very lean and efficient operation focused on results, and we are very pleased with what they have accomplished and feel that keeping that team intact is a strong part of the value proposition here. So we are going to be looking for ways to leverage off of that strength and address new markets with that.

Hamed Khorsand: Okay. Thank you.

Operator: Gary Mobley, Noble Financial Group.

Gary Mobley: Hi guys. Thanks for taking my question. I couldn't hear Gabi's response to an earlier question. What percent does AT&T represent for CopperGate's total revenue?

Gabi Hilevitz: I was saying earlier that AT&T is responsible for over 80% of our revenues at this point, going down quarter by quarter, because we are selling into, one, another IPTV market, two, into the MDU market, and very soon we will be selling also into the HomePlug AV market. So we expect that the percentage of the AT&T based revenue will decrease over the quarter.

Gary Mobley: Okay. And if you use maybe Entropic as a guide, I think it is fair to say that the ASP erosion curve for CopperGate might be fairly steep.

Could you talk about the nuances that are taking place with ASPs and volume thresholds and process nodes, etc., for the AT&T channel?

Gabi Hilevitz: Well, indeed the whole market is expecting lower ASPs for networking, and we could not escape that. One of the reasons that we have developed advanced products and we have introduced a second- and third-generation HomePNA product was to be able to compete in this market. Even though we are the sole provider of HomePNA, the overall expectation of our customers is to see price reductions.

And to maintain growing revenues and growing profits, we developed products that not only offered the higher performance and more functionality, but also lower pricing. At the same time, I must say that we were very successful in maintaining the high growth profit by embarking on newer technologies, newer geometries, and producing more efficient products.

Gary Mobley: Okay. I have a question for Tom. Tom, you mentioned that the first two months of the quarter have been soft, but as implied in your guidance for the third fiscal quarter you were expecting some softness, roughly an 8% sequential revenue decline.

Are your comments emphasizing the fact that you have seen some additional softness besides what was implied in your guidance?

Tom Gay: I was indicating that we don't really have any specific visibility and wanted to only signal that we have some concerns.

Gary Mobley: Got you. All right, thank you, guys.

Operator: Lauren Stoller, Lazard Capital Markets.

Lauren Stoller: Hi, this is Lauren in for Daniel. How are you guys doing? Congratulations. I was wondering if you guys could try to quantify how this expands the total addressable market for Sigma.

Ken Lowe: Well, you know, to begin with we now can address the home video networking market, which is a large and growing market by the projections of most of the industry analysts. So that is the overall TAM impact that it makes immediately.

Then there is the other impact that it makes to the served available market, which is what CopperGate, through its relationships, is serving certain portions of, the market that Sigma had not penetrated previously. And we will be able to serve those and vice versa, that we will be able to promote CopperGate products that can serve some of the markets that Sigma has penetrated.

So it's kind of a twofold gain. I think it's going to go both ways. It's going to both expand our TAM and it's going to increase our ability to gain additional share over time.

Lauren Stoller: Okay. And then lastly, could you give us some background on the timing of this deal? I know that CopperGate has been talking to different buyers for about six months. So just if you could give us some background, why now?

Tom Gay: Well it's been a long process. CopperGate had reached a point where they felt that they needed to explore alternative possibilities. We're extremely glad that they have finally selected us as the most suitable combination for their business and feel that going forward, that we'll get a great chance to be able to demonstrate this to our shareholders.

Lauren Stoller: Okay, excellent. And then actually I didn't hear the answer to one of my questions about timing for integration of the chips.

Tom Gay: Well, the focus will be on future developments for CopperGate. We want to continue with what they currently have and be more efficient in the next-generation of the existing ones.

Ken Lowe: And I think we had talked about that in one of the previous questions about the fact that that's one of the most strategically important things about this acquisition. However, we really need time to vet this out through our engineering staff and come up with a concerted plan for how we do this before we launch a timeframe out there.

Lauren Stoller: Okay. All right, thank you.

Operator: And this concludes our Q&A section for today's call. I'll now turn it back over to management for closing remarks.

Tom Gay: Thank you, Lauren. This is Tom again. We would like to thank everybody for attending this conference call to discuss our acquisition of CopperGate. We appreciate your interest in Sigma Designs and look forward to our next scheduled conference call to discuss our third fiscal quarter results for 2010. Thank you.

Operator: Thank you for your participation in today's call. This concludes the presentation and you may now disconnect. Good day.